Registration Statement No. 333-162195
Dated January 5, 2010; Rule 433

3y USD FXD DB Note
Terms and Conditions	Tuesday, January 05, 2010

Final Terms of the Notes
Issuer	:	Deutsche Bank AG (London Branch)
Issuer Rating	:	A+ (S&P), Aa1 (Moody’s), AA- (Fitch)
Form of Debt	:	Senior, unsecured
Lead Manager	:	Deutsche Bank Securities
Nominal Amount	:	USD 2,000,000,000
Trade Date	:	5 January 2010
Issue Date	:	11 January 2010
Maturity Date	:	11 January 2013
Coupon	:	2.375%
Spread to Benchmark	:	0.875%
Benchmark	:	UST 1.125% December ‘12
Reoffer Price	:	99.902%
Reoffer Yield	:	2.409%
Fees	:	0.15%
All-in Price	:	99.752%
All-in Yield	:	2.461%
Day Count Basis	:	30/360, unadjusted following
Payment Dates	:	Semi-annual payable 11 January and 11 July
Early Termination	:	None
Redemption	:	100.00%
Business Days	:	New York
Listing	:	None
Denominations	:	$1,000
ISIN	:	US2515A0T458
CUSIP	:	2515A0 T4 5
Co-leads	:	Banca IMI S.p.A.	1%
		BB&T Capital Markets, a division of Scott & Stringfellow, LLC	1%
		Jefferies & Company, Inc.	1%
		KeyBanc Capital Markets Inc.	1%
		Loop Capital Markets LLC	1%
		Samuel A. Ramirez & Co., Inc.	1%
		U.S. Bancorp Investments, Inc.	1%
		Utendahl Capital Group, LLC*	1%
		Wells Fargo Securities	1%

* With respect to the notes that are to be purchased by Utendahl Capital Group, LLC, Deutsche Bank Securities Inc. will assume the risk of any unsold allotment of notes that would otherwise be purchased by Utendahl Capital Group, LLC.

Settlement	:	DTC and Euroclear/Clearstream
Calculation Agent	:	Deutsche Bank AG, London
Documentation	:	SEC Registered

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1(800) 503-4611.